Mueller Industries, Inc. Reports Fourth Quarter and Fiscal 2011 Results

MEMPHIS, Tenn., Feb. 7, 2012 /PRNewswire/ -- Mueller Industries, Inc. (NYSE: MLI) announced today that the Company's net income for the fiscal year ended December 31, 2011, was $86.3 million, or $2.26 per diluted share, which includes a favorable litigation settlement gain of $10.5 million, or 18 cents per diluted share. For fiscal 2010, the Company earned $86.2 million, or $2.28 per diluted share, which includes insurance settlement gains of $22.7 million, or 62 cents per diluted share. Net sales for 2011 were $2.42 billion compared with $2.06 billion in 2010.

In the fourth quarter of 2011, the Company's net income was $12.9 million, or 34 cents per diluted share, on net sales of $491.4 million. This compares with net income of $17.7 million, or 47 cents per diluted share, on net sales of $526.9 million in the fourth quarter of 2010.

Financial and Operating Highlights

  The decrease in net sales in the fourth quarter of 2011 was partially due to the lower average cost of copper.  The Comex average price of copper was $3.41 per pound in the fourth quarter of 2011, which compares with $3.93 per pound in the fourth quarter of 2010.  Approximately $25.2 million of the decrease in net sales was attributable to lower unit shipments.
  For the fourth quarter of 2011, the Plumbing & Refrigeration segment posted operating income of $16.4 million on net sales of $277.0 million, which compares with operating income of $12.0 million on net sales of $290.5 million in the fourth quarter of 2010.  Lower shipment volumes were offset by better spreads.
  The OEM segment reported operating income of $12.0 million on net sales of $219.8 million for the fourth quarter of 2011.  This compares with operating income of $24.1 million on net sales of $239.9 million in the fourth quarter of 2010.  The decrease in operating income was due to lower shipments and spreads across most product lines.
  For 2011, net cash provided by operating activities increased to $153.7 million.
  The Company's current ratio was 4.8 to 1 and our working capital was $813.5 million, of which over $500 million was cash on hand, equal to $13.45 per share.
  As of year-end, the debt to total capitalization ratio was 18.8 percent.
  Capital expenditures during 2011 totaled $18.8 million.  The Company has improvement projects underway which will increase funding of capital expenditures significantly over the next few years.

Business Outlook for 2012

Regarding the outlook for 2012, Greg Christopher, CEO said, "Our business outlook for 2012 remains positive. We have successfully navigated from the 2009 downturn with two consecutive years of improvements in operations and earnings. Our financial condition remains strong and we have major capital improvement projects in progress that we believe will strengthen us for the future.

"We believe the construction industry will start to rebound in 2012. We anticipate a modest increase in new housing starts as well as an upturn in the non-residential market."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended		For the Year Ended
	December 31,	December 25,	December 31,	December 25,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net sales	$ 491,384	$ 526,901	$ 2,417,797	$ 2,059,797

Cost of goods sold	427,942	457,521	2,115,677	1,774,811
Depreciation and amortization	9,284	9,992	36,865	40,364
Selling, general, and administrative expense	33,009	31,610	135,953	131,211
Insurance settlements	-	(1,452)	-	(22,736)
Litigation settlement	-	-	(10,500)	-

Operating income	21,149	29,230	139,802	136,147

Interest expense	(2,549)	(3,079)	(11,553)	(11,647)
Other income (expense), net	487	(302)	1,912	(2,650)

Income before income taxes	19,087	25,849	130,161	121,850
Income tax expense	(6,015)	(7,897)	(43,075)	(34,315)

Consolidated net income	13,072	17,952	87,086	87,535

Less net income attributable to noncontrolling interest	(144)	(206)	(765)	(1,364)

Net income attributable to Mueller Industries, Inc.	$ 12,928	$ 17,746	$ 86,321	$ 86,171

Weighted average shares
for basic earnings per share	38,001	37,717	37,835	37,672
Effect of dilutive stock-based awards	341	157	361	97

Adjusted weighted average shares
for diluted earnings per share	38,342	37,874	38,196	37,769

Basic earnings per share	$ 0.34	$ 0.47	$ 2.28	$ 2.29

Diluted earnings per share	$ 0.34	$ 0.47	$ 2.26	$ 2.28

Dividends per share	$ 0.10	$ 0.10	$ 0.40	$ 0.40

Summary Segment Data:
Net sales:
Plumbing & Refrigeration segment	$ 277,001	$ 290,500	$ 1,330,435	$ 1,115,614
OEM segment	219,813	239,890	1,119,795	958,855
Elimination of intersegment sales	(5,430)	(3,489)	(32,433)	(14,672)

Net sales	$ 491,384	$ 526,901	$ 2,417,797	$ 2,059,797

Operating income:
Plumbing & Refrigeration segment	$ 16,404	$ 11,957	$ 84,761	$ 83,667
OEM segment	12,036	24,060	72,670	80,117
Unallocated expenses	(7,291)	(6,787)	(17,629)	(27,637)

Operating income	$ 21,149	$ 29,230	$ 139,802	$ 136,147

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 25,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 514,162	$ 394,139
Accounts receivable, net	250,027	269,258
Inventories	219,193	209,892
Other current assets	43,317	39,025
Total current assets	1,026,699	912,314

Property, plant, and equipment, net	203,744	229,498
Other assets	117,161	117,184

	$ 1,347,604	$ 1,258,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$ 41,265	$ 32,020
Accounts payable	65,545	67,849
Other current liabilities	106,434	95,258
Total current liabilities	213,244	195,127

Long-term debt	156,476	158,226
Pension and postretirement liabilities	54,244	40,939
Environmental reserves	22,892	23,902
Deferred income taxes	14,856	24,081
Other noncurrent liabilities	1,130	824

Total liabilities	462,842	443,099

Total Mueller Industries, Inc. stockholders' equity	855,688	788,736
Noncontrolling interest	29,074	27,161

Total equity	884,762	815,897

	$ 1,347,604	$ 1,258,996

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended
	December 31,	December 25,
	2011	2010
	(Unaudited)
Operating activities:
Consolidated net income	$ 87,086	$ 87,535
Reconciliation of consolidated net income
to net cash provided by operating activities:
Depreciation and amortization	37,262	40,652
Stock-based compensation expense	3,482	2,877
Insurance settlements	-	(22,736)
Insurance proceeds - noncapital related	10,000	5,561
(Gain) loss on disposal of properties	(202)	756
Deferred income taxes	(4,190)	(6,627)
Income tax benefit from exercise of stock options	(853)	(145)
Changes in assets and liabilities, net of businesses acquired:
Receivables	28,487	(41,731)
Inventories	(15,678)	(17,248)
Other assets	460	2,974
Current liabilities	7,966	4,913
Other liabilities	(1,593)	(623)
Other, net	1,522	199

Net cash provided by operating activities	153,749	56,357

Investing activities:
Capital expenditures	(18,751)	(18,678)
Businesses acquired	(6,882)	(2,021)
Insurance proceeds for property and equipment	-	18,798
Net deposits in restricted cash balances	(3,055)	(156)
Proceeds from sales of properties	1,984	71

Net cash used in investing activities	(26,704)	(1,986)

Financing activities:
Dividends paid to stockholders of Mueller Industries, Inc.	(15,146)	(15,074)
Issuance of debt by joint venture, net	6,162	6,848
Repayments of long-term debt	(750)	-
Dividends paid to noncontrolling interests	-	(741)
Net proceeds from exercise of incentive stock options	4,732	2,573
Debt issuance costs	(1,942)	-

Net cash used in financing activities	(6,944)	(6,394)

Effect of exchange rate changes on cash	(78)	161

Increase in cash and cash equivalents	120,023	48,138

Cash and cash equivalents at the beginning of the period	394,139	346,001

Cash and cash equivalents at the end of the period	$ 514,162	$ 394,139

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED TO NET INCOME
BEFORE INSURANCE SETTLEMENT
(In thousands, except per share data)

Earnings without insurance settlement is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the insurance settlement is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  The insurance settlement resulted from reimbursement for losses claimed as a result of a fire at our Fulton, Mississippi copper tube mill in July 2009, the results of which are not impacted by daily operations. Reconciliation of earnings without insurance settlement to net income as reported is as follows:

	For the Quarter Ended December 25, 2010
			Pro forma
		Impact of	Without
	As	Insurance	Insurance
	Reported	Settlement	Settlement
	(Unaudited)

Operating income	$ 29,230	$ (1,452)	$ 27,778

Interest expense	(3,079)	-	(3,079)
Other expense, net	(302)	-	(302)

Income before income taxes	25,849	(1,452)	24,397
Income tax expense	(7,897)	555	(7,342)

Consolidated net income	17,952	(897)	17,055

Less net income attributable to noncontrolling interest	(206)	-	(206)

Net income attributable to Mueller Industries, Inc.	$ 17,746	$ (897)	$ 16,849

Diluted earnings per share	$ 0.47	$ (0.02)	$ 0.45

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED TO NET INCOME
BEFORE LITIGATION SETTLEMENT AND INSURANCE SETTLEMENTS
(In thousands, except per share data)

Earnings without litigation settlement in 2011 and without insurance settlements in 2010 is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the litigation settlement and insurance settlements is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  The litigation settlement resulted from the collection of proceeds from the lawsuit against Peter Berkman, Jeffrey Berkman, and Homewerks Worldwide LLC.  The insurance settlements resulted from reimbursement for losses claimed as a result of fires at our U.K. copper tube mill in November 2008, and our Fulton, Mississippi copper tube mill in July 2009, the results of which are not impacted by daily operations. Reconciliation of earnings without litigation settlement and insurance settlements to net income as reported is as follows:

	For the Year Ended December 31, 2011
			Pro forma
		Impact of	Without
	As	Litigation	Litigation
	Reported	Settlement	Settlement
	(Unaudited)

Operating income	$ 139,802	$ (10,500)	$ 129,302

Interest expense	(11,553)	-	(11,553)
Other expense, net	1,912	-	1,912

Income before income taxes	130,161	(10,500)	119,661
Income tax expense	(43,075)	3,675	(39,400)

Consolidated net income	87,086	(6,825)	80,261

Less net income attributable to noncontrolling interest	(765)	-	(765)

Net income attributable to Mueller Industries, Inc.	$ 86,321	$ (6,825)	$ 79,496

Diluted earnings per share	$ 2.26	$ (0.18)	$ 2.08

	For the Year Ended December 25, 2010
			Pro forma
		Impact of	Without
	As	Insurance	Insurance
	Reported	Settlements (A)	Settlements
	(Unaudited)

Operating income	$ 136,147	$ (22,736)	$ 113,411

Interest expense	(11,647)	-	(11,647)
Other expense, net	(2,650)	-	(2,650)

Income before income taxes	121,850	(22,736)	99,114
Income tax expense	(34,315)	(535)	(34,850)

Consolidated net income	87,535	(23,271)	64,264

Less net income attributable to noncontrolling interest	(1,364)	-	(1,364)

Net income attributable to Mueller Industries, Inc.	$ 86,171	$ (23,271)	$ 62,900

Diluted earnings per share	$ 2.28	$ (0.62)	$ 1.66

(A) Realization of this insurance settlement resulted in a tax benefit primarily from the utilization of U.K. net operating losses that were previously reserved.

CONTACT: Kent A. McKee, +1-901-753-3208